Exhibit 10.5

Execution Copy

Technology License Agreement

This Technology License Agreement (“Agreement”) is entered into this 15th day of January, 2008 by and between Global Payment Technologies, Inc., a Delaware corporation, having its principal place of business at 170 Wilbur Place, Bohemia, NY (the “Company”), and Global Payment Technologies-Australia Pty., Ltd., a State of New South Wales, Australia corporation, having its principal place of business at 13-15 Lyon Park Road, Macquarie Park, NSW 2113, Australia (“GPTA”).

WHEREAS, GPT has developed software data bases for various worldwide currencies and provides proprietary operating systems and engineering support for its currency validation machines (the “Products”);

WHEREAS, GPT has a significant need for additional capital financing which GPTA is willing to provide;

WHEREAS, as a condition to such financing, GPT has agreed to grant a license to GPTA should GPT be unwilling or unable to continue to provide database and operating system development so that GPTA may continue its operations; and

NOW, THEREFORE, in recognition of valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Definitions.

"Intellectual Property Rights" means, collectively, all intellectual property rights of GPT in and relating to the Products including, but not limited to (i) all rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) know-how, (vi) database rights, (vii) rights in confidential information, (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, copyright and all applications for and the right to apply for any of the foregoing in any part of the world including, without limitation, the patents, trademarks and applications therefor set out in Appendix 1.

“Products” means GPT’s proprietary operating systems for its currency validation machines, including but not limited to the SA-4, Argus, Aurora and Falcon machines, inclusive if underlying software data bases and applicable source codes.

2.     License. Subject to the terms and conditions of this Agreement, GPT hereby grants to GPTA an exclusive, irrevocable, sole, worldwide, perpetual, royalty-free, non-assignable,

license in, to, and under the Intellectual Property Rights for the purpose of (i) the design, development, manufacture, modification, promotion, sale and purchase, distribution, repair and maintenance of the Products and all technical items and related equipment connected therewith, and (ii) the commercialization, reproduction and exploitation of the Intellectual Property Rights.

3.     Conditions to Use of License. GPTA shall not, in any way (other than for purposes of testing or commissioning production facilities) use the License or exercise any of the rights conferred on it by the License unless and until GPT is either unable or unwilling to provide continued data base and operating system development for the Products (a “GPT Breach”). Without limiting the generality of the foregoing, GPT shall be deemed to be unable to provide continued data base and operating system development for the the Products if (i) GPT applies for or consents to the appointment of a receiver, trustee, custodian or liquidator or any of its property, (ii) GPT admits in writing its inability to pay its debts as they mature, (iii) GPT makes a general assignment for the benefit of creditors, (iv) GPT is adjudicated bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Bankruptcy Code or (v) GPT files a voluntary petition in bankruptcy or a petition for bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law and such petition or proceeding shall remain undismissed or unstayed for thirty (30) days. Use by GPTA of the License absent the existence of a GPT Breach within five (5) days after written notice from GPT shall constitute a “GPTA Breach”.

4.     Bankruptcy. All licenses granted under or pursuant to this Agreement by GPT to GPTA shall be deemed, for purposes of Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code. The parties agree that GPTA, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against GPT under the Bankruptcy Code, GPTA shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including object code and source code formats and all documentation as of the commencement of a bankruptcy proceeding. Such materials, if not already in its possession, shall be promptly delivered to GPTA (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by GPTA, unless GPT elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of GPT upon written request therefor by GPTA.

5.     Ownership. GPT shall maintain Ownership of the Intellectual Property Rights hereunder.

6.     No Assignment. The rights granted herein are personal and shall not be assigned, sublicensed or otherwise transferred.

7.     Confidentiality. Both parties understand and agree that because of the nature of the responsibilities and duties hereunder, either party may have access to confidential information

(including customer lists) belonging to the other party. Both parties shall keep confidential and protect the confidentiality of any confidential document furnished by the other party, including, without limitation, such documents marked "confidential", and the information contained therein.

8.     Termination by GPTA; Survival of License. Upon occurrence of a GPT Breach, GPTA may immediately commence operations pursuant to the License granted to GPTA pursuant to this Agreement. The License granted in Section 2 hereunder is perpetual and shall survive a GPT breach.

9.     Termination by GPT; Revocation of License. If GPTA materially breaches Section 4 of this Agreement, GPT may terminate this Agreement upon three days prior written notice and revoke the License granted hereunder.

10.   Governing Law. This Agreement shall be construed pursuant to the laws of the State of California, without regard to its choice of laws and rules. The prevailing party in a claim or controversy arising out of or in relation to this Agreement shall be entitled to recover all reasonable attorney's fees and court costs from the losing party.

11.   Entire Agreement. Each party acknowledges that it has read this Agreement, understands it and agrees to be bound by its terms and further agrees that it is the complete and exclusive statement of the agreement between the parties relating to its subject matter and that this Agreement supersedes all prior and contemporaneous oral and written understandings, representations and agreements concerning the subject matter hereof and may not be modified except in a writing signed by the authorized representatives of both parties and specifically referring to this Agreement.

12.   Severability. All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provision valid and enforceable. The invalidity or nonenforceability of any phrase or provision hereof will in no way affect the validity or enforceability of any other portion of this Agreement, which invalid or nonenforceable phrase or provision will be deemed modified, restricted, and/or limited to the extent necessary to make such phrase or provision valid and enforceable.

13.   Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute together the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Technology License Agreement the day and year first above written.

“GPT”:

Global Payment Technologies, Inc.

By: /s/ William McMahon
Name: William McMahon
Title: Chief Executive Officer

“GPTA”:
Global Payment Technologies Australia Pty. Ltd.

By: /s/ Andre Soussa
Name: Andre Soussa
Title: Managing Director and Chief Executive Officer

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